EXHIBIT 99.3

ATOMIC GUPPY INC.

UNAUDITED PROFORMA BALANCE SHEET

	Atomic Guppy January 31, 2009	WQN March 31, 2009	Effect of WQN Acquisition	Post Acquisition
ASSETS

Current assets:
Cash and cash equivalents	$508	$13,137			$13,645
Accounts receivable, net	—	34,574			34,574
Prepaid expenses and deposits	400	137,646			138,046
Total current assets	908	185,357	—		186,265

Property and equipment, net	—	294,053			294,053
Goodwill	—	367,589			367,589

TOTAL ASSETS	$908	$846,999	$—		$847,907

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LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$372,987	$132,676			$505,663
Convertible notes payable	399,500	—	$(399,500)		—
Unearned revenue	—	298,529			298,529
Payable to shareholder	23,908	—	(23,908)		—
Current portion of notes payable	—	38,644			38,644
Total current liabilities	796,395	469,849	(423,408)		842,836

Noncurrent portion of notes payable	—	20,190			20,190

TOTAL LIABILITIES	796,395	490,039	(423,408)		863,026

Shareholders' equity:
Common stock - $0.001 par value; 200,000,000 shares| authorized; 1,821,879 shares issued and outstanding	1,822		160,150		161,972
Common stock - $0.001 par value; 50,000,000 shares authorized; 1,000,000 shares issued and outstanding		1,020	(1,020)		—
Additional paid-in capital	4,439,601	418,980	201,238		5,059,819
Retained earnings (deficit)	(5,236,910)	(63,040)	63,040		(5,236,910)
Total shareholders' equity	(795,487)	356,960	423,408		(15,119)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$908	$846,999	$—		$847,907

F-1

ATOMIC GUPPY INC.

UNAUDITED PROFORMA STATEMENTS OF OPERATIONS

	Three Months Ended
	January 31, 2009 Atomic Guppy	March 31, 2009 WQN	Effect of WQN Acquisition	Post Acquisition

Revenues	$—	$712,850		$712,850

Cost of sales	—	407,595		407,595

Gross profit	—	305,255	—	305,255

Operating expenses:
Compensation and related expenses	—	229,063		229,063
General and administrative expenses	60,170	123,426		183,596
Depreciation	—	16,070		16,070
Total operating expenses	60,170	368,558	—	428,729

Income (loss) from operations before income taxes	(60,170)	(63,303)	—	(123,474)

Other expense:
Interest expense	1,500	2,592	(1,500)	2,592
Total other expense	1,500	2,592	(1,500)	2,592

Income (loss) before income taxes	(61,670)	(65,895)	1,500	(126,066)

Income tax expense	—	(971)		(971)

Net income (loss)	$(61,670)	$(64,925)	$1,500	$(125,095)

Basic and diluted income (loss) per share:

Income (loss) from operations before income taxes	$(0.03)	$(0.06)		$(0.00)
Income tax expense	—	(0.00)		(0.00)

Net income (loss) per share	$(0.03)	$(0.06)		$(0.00)

Weighted average number of shares outstanding	1,821,879	1,020,000		164,721,879

F-2

ATOMIC GUPPY INC.

UNAUDITED PROFORMA STATEMENTS OF OPERATIONS

	Twelve Months Ended
	October 31, 2008 Atomic Guppy	December 31, 2008 WQN	Effect of WQN Acquisition	Post Acquisition

Revenues	$—	$3,755,916		$3,755,916

Cost of sales	—	2,412,209		2,412,209

Gross profit	—	1,343,707	—	1,343,707

Operating expenses:
Compensation and related expenses	—	805,243		805,243
General and administrative expenses	228,586	425,623		654,209
Depreciation	—	58,435		58,435
Total operating expenses	228,586	1,289,300	—	1,517,886

Income (loss) from operations before income taxes	(228,586)	54,407	—	(174,179)

Other expense:
Interest expense	15,556	11,945	(15,556)	11,945
Total other expense	15,556	11,945	(15,556)	11,945

Income (loss) before income taxes	(244,142)	42,462	15,556	(186,124)

Income tax expense	—	14,437		14,437

Net income (loss)	$(244,142)	$28,025	$15,556	$(200,561)

Basic and diluted income (loss) per share:

Income (loss) from operations before income taxes	$(0.10)	$0.04		$(0.00)
Income tax expense	—	0.01		0.00

Net income (loss) per share	$(0.10)	$0.03		$(0.00)

Weighted average number of shares outstanding	2,340,890	1,000,000		164,721,879

F-3